                                                                    Exhibit 10.2

             AMENDED AND RESTATED SECOND SUPPLEMENTAL ANNUAL BENEFIT
       DETERMINATION PURSUANT TO THE VF CORPORATION AMENDED AND RESTATED
                     SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

ARTICLE I. PURPOSE

The purpose of this Amended and Restated Second Supplemental Annual Benefit Determination (the "Determination"), which is effective as of February 7, 2006, is to provide to designated Participants a Supplemental Pension under the VF Corporation Amended and Restated Supplemental Executive Retirement Plan (the "SERP").

ARTICLE II. DEFINITIONS

As used herein, words and phrases shall have such meanings as are set forth in the SERP, the VF Corporation Pension Plan ("Pension Plan"), and those agreements between the Corporation and certain Executives of the Corporation providing for severance benefits upon employment termination in connection with a "change in control" of the Corporation (the "Change in Control Agreements"). "Committee" shall mean the Compensation Committee of the Board of Directors of VF Corporation.

ARTICLE III. ELIGIBILITY FOR BENEFITS

The Supplemental Pension shall be payable to the Participant if his employment terminates by reason of: 1) retirement on his Normal Retirement Date, 2) Early Retirement approved by the Committee, 3) involuntary termination without Cause,
4) termination for Good Reason following a change in control of the Corporation or 5) death while an Employee.

ARTICLE IV. SUPPLEMENTAL PENSION BENEFITS

          4.01. Normal Retirement: The Supplemental Pension payable at Normal or Late Retirement shall be equal to:

               (a) The Normal Retirement Benefit otherwise payable to the Participant under the Pension Plan based upon 25 Years of Credit without reduction for any maximum contribution, benefit or compensation limitations imposed by ERISA or the Code on the Corporation and including in the Normal Retirement Benefit calculation any compensation deferred by Participant, but without regard to the amount set forth in Appendix IV to the Pension Plan for such Participant. The Participant's "Average Annual Compensation" for Supplemental Pension calculation purposes shall mean the average of the highest three years of the full amount of the Participant's salary and bonus compensation for the ten-year period preceding his Retirement Date.

               (b) The Supplemental Pension set forth in Section 4.01(a) shall be reduced by any benefits payable to the Participant under all other qualified and non-qualified retirement plans, including without limitation the Pension Plan and the retirement plan(s) of former employer(s). For this purpose, "retirement plan" shall not include the VF Corporation Retirement Savings Plan for Salaried Employees or any other savings or thrift plan of the Corporation or any former employer(s).

          4.02. Early Retirement: No Supplemental Pension shall be payable with respect to a Participant's Early Retirement unless the Committee approves benefit payments hereunder in connection with such Early Retirement. If so approved, the Supplemental Pension payable at Early Retirement shall commence at the Participant's Retirement Date and be equal to the benefit provided by
Section 4.01 above, multiplied by a fraction to reflect termination of employment prior to Normal Retirement Date and further reduced to reflect commencement of payments prior to age 65. The numerator of the pre-Normal Retirement Date termination fraction shall be 26 less the number of full years it would take for the Participant to reach or pass his Normal Retirement Date. The denominator of this fraction shall be 25, except that the fraction shall never exceed 1. The additional reduction for pre-age 65 commencement of benefits shall be the same as applies under the Pension Plan.

          4.03. Involuntary Termination without Cause: The Supplemental Pension payable upon the Participant's involuntary termination without Cause shall, without requiring approval by the Committee, be as provided by Section 4.02.

          4.04. Termination for Good Reason: The Supplemental Pension payable upon the Participant's termination for Good Reason after a change in control shall be as provided by Section 4.03.

          4.05. Death while an Employee: The Supplemental Pension payable upon the death of the Participant while an Employee shall be as provided by Section 4.03.

          4.06. Form of Supplemental Pension:

               (a) Benefits Not Subject to Code Section 409A. This Section 4.06(a) shall apply solely to the portion of a Participant's Supplemental Pension which is not subject to the requirements of Section 409A of the Code. Except as otherwise provided in this Section 4.06(a), the Supplemental Pension will be paid to the Participant or his or her Surviving Spouse at the same time and in the same form as benefits are paid under the Pension Plan, provided, however, that death or survivor benefits upon the death of the Participant are payable only to his or her Surviving Spouse, if any. Notwithstanding the foregoing, benefits payable pursuant to Section 4.03 ("involuntary termination without Cause"), Section 4.04 ("termination for Good Reason") or
                    Section 4.05 ("death while an Employee") shall not commence prior to the Participant's Normal Retirement Date except that, at his or her sole discretion, the Participant or his or her Surviving Spouse, as applicable, may elect, in the event of termination for Good Reason after a change in control or death while an Employee, to receive in a lump sum the actuarial present value of the Participant's Supplemental Pension under this Determination. Moreover, at any other time that a Supplemental Pension is scheduled to commence, the Participant may elect to receive in a lump sum the actuarial present value of his or her Supplemental Pension under this Determination.

               (b) Benefits Subject to Code Section 409A. This Section 4.06(b) shall apply solely to the portion of a Participant's Supplemental Pension which is subject to the requirements of
                    Section 409A of the Code. The Supplemental Pension shall be paid to the Participant in a lump sum in cash. The lump sum payment shall be made to the Participant within 75 days following the Participant's Normal or Late Retirement under
                    Section 4.01, Early Retirement under Section 4.02, involuntary termination without Cause under Section 4.03 or termination for Good Reason under Section 4.04, as applicable; provided, however, that in the case of a Participant who is a "specified employee" within the meaning of Section 409A(a)(2)(B)(i) of the Code, payment of such Participant's Supplemental Pension shall not be made until the date which is six months after the date of the Participant's separation from service (or, if earlier, the date of death of the Participant). If a Participant dies while employed, his or her Beneficiary shall, within 75 days following the Participant's death, receive in a lump sum the actuarial present value of the Participant's Supplemental Pension under this Determination.

               (c) Present Value Calculation. Under Section 4.06(a) (but not under Section 4.06(b)), the lump sum actuarial present value calculation for a Participant in the event of termination for Good Reason after a change in control will be based on a 6% interest rate assumption and a mortality assumption equal to the difference between (a) 85 and (b) the Participant's whole number age at the time of his or her termination of employment. All other lump sum actuarial present value calculations will be based on (i) an interest rate assumption equal to, under Section 4.06(a), the expected rate of return on assets for financial accounting purposes under the Pension Plan for the year in which the lump sum payment is to be made and, under Section 4.06(b), the yield for the Moody's Aa corporate bond index as of the last business day preceding the beginning of the calendar quarter in which the lump sum payment is to be made (or would be made except for the Participant's "specified employee" status), and (ii) the mortality assumption set forth in the Pension Plan for purposes of calculating lump sums.

ARTICLE V. PARTICIPANTS

The Committee shall from time to time designate the Employees who shall be Participants for purposes of this Determination by attaching hereto a Schedule A (as amended or supplemented).

ARTICLE VI. VESTING

The Participant shall become vested in the Supplemental Pension payable pursuant to this Determination upon satisfaction of the vesting period provided in the SERP or, if applicable, as provided in Participant's Change in Control Agreement, whichever is earlier. Nothing in this Determination shall preclude the Board of Directors from making a Participant ineligible to participate in the SERP and this Determination any time before the Participant shall become vested hereunder.

ARTICLE VII. ADOPTION

This Determination was originally approved and adopted by the Committee on December 2, 1991, and the Committee's action was ratified by the Board of Directors of the Corporation on December 3, 1991. This Determination was amended and restated by the Board of Directors on and effective as of February 7, 2006, in order (i) to preserve the favorable tax treatment available to benefits earned and vested under the Determination on or before December 31, 2004 in view of the enactment of Section 409A of the Code and the issuance of regulations thereunder by the Department of the Treasury, and (ii) with respect to all other benefits earned under the Determination, to comply with the requirements of
Section 409A and the regulations thereunder. The Board of Directors reserves the right to amend the Determination, either retroactively or prospectively, in whatever respect is required to achieve and maintain compliance with the requirements of Section 409A of the Code and the regulations thereunder.

                              AMENDED AND RESTATED
                SECOND SUPPLEMENTAL ANNUAL BENEFIT DETERMINATION

                               AMENDED SCHEDULE A

1.   M. J. McDonald

2.   C. S. Cummings

Date: February 7, 2006